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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Nov 17, 2003


VERDISYS EXPECTS TO ANNOUNCE RECORD REVENUES AND FIRST PROFITABLE QUARTER Third Quarter to be Announced after Market Closes on Wednesday, Nov. 19th

HOUSTON, TX - Verdisys, Inc. of Houston, Texas, (OTCBB: VDYS.OB - News ), a leading provider of patented lateral drilling oil services will announce record third quarter 2003 revenues and earnings on Wednesday, November 19, 2003, after the close of the market.

Dan Williams, Chief Executive Officer of Verdisys, said, "The expected financial results for the third quarter demonstrate the company's ability to achieve profitability in the first ninety days of commencing its lateral drilling operations. During the third quarter, the company utilized two lateral drilling rigs, which we expect to increase by adding seven new operational rigs by year-end. We continue to expand the number of rigs in operation, allowing us to meet the needs of major oil and gas companies."

About Verdisys, Inc.

Headquartered in Houston, Texas, Verdisys provides proprietary oil services and solutions for Energy Production Enhancement including patented Lateral Drilling Technologies and secure Satellite Communications. In the U.S. and Canada, Verdisys provides oil and gas companies with a patented lateral drilling service utilizing specially fabricated mobile drilling rigs. These services have had more than a decade of proven success in dramatically increasing the production of oil and gas wells. Verdisys has developed unique, high quality and cost effective satellite communication capabilities that provide energy companies access to remote sites to monitor and control applications involving SCADA (Supervisory Control and Data Acquisition) implementations in the areas of oil and gas exploration, production, power distribution and other energy management applications.

Safe Harbor Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical, are forward looking and involve known and unknown risks and uncertainties, which may cause Verdisys' actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to, the need to raise equity capital, the ability to obtain equity financing on acceptable terms, if at all, a severe worldwide slowdown in the energy services sector, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results due to the timing of orders and our capacity to fulfill them, introduction of new services, commercial acceptance and viability of new services, cancellations of orders without penalties, pricing and competition, reliance upon subcontractors, the ability of Verdisys' customers to finance their purchases of
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Verdisys' services, the timing of new technology and product introductions, and the risk of early obsolescence. Further, Verdisys operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond Verdisys' control, such as announcements by competitors and service providers.


CONTACT:

Investor Contact: John Liviakis, Liviakis Financial Communications, Inc.
(415)389-4670 or jliviakis@verdisys.com
Company Contact: Dan Williams, Chief Executive Officer, Verdisys, Inc. dan@verdisys.com
Media Contact: Sinan Kanatsiz, Account Executive, K-Comm, Inc. (949) 443-9700 or skanatsiz@verdisys.com




Copyright (C) 2003 Verdisys, Inc. All Rights Reserved